U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

   Grigg                           William                  H.
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   (Last)                           (First)             (Middle)

   2301 Hopedale
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                                    (Street)

   Charlotte                          NC                 28207
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   (City)                           (State)              (Zip)


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2.   Issuer Name and Ticker or Trading Symbol


     The Shaw Group Inc. (SGR)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



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4.   Statement for Month/Year


     01/31/02
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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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


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
*    If the Form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Response)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                                     10.
                                                                                                            9.       Owner-
                                                                                                            Number   ship
                                                                                                            of       Form
                    2.                                                                                      Deriv-   of
                    Conver-                    5.                              7.                           ative    Deriv-   11.
                    sion                       Number of                       Title and Amount             Secur-   ative    Nature
                    or                         Derivative    6.                of Underlying       8.       ities    Secur-   of
                    Exer-             4.       Securities    Date              Securities          Price    Bene-    ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)    of       ficially Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------    Deriv-   Owned    (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)              Amount  ative    at End   In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------              or      Secur-   of       direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-              Number  ity      Month    (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion                 of      (Instr.  (Instr.  (Instr. (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date    Title       Shares   5)       4)       4)       4)
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

Non-Employee        $20.46   1/25/02  A    V    1,500        1/25/03  1/25/12 Common Stock 1,500            1        D
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Director Stock Option*
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(Right to Buy)
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
Explanation of Responses:

* Annual grant of stock options automatically awarded to Mr. Grigg upon his re-election to the Company's Board of Directors on January 25, 2002 pursuant to the Company's 1996 Non-Employee Director Stock Option Plan.


/s/ William H. Grigg                                      February 6, 2002
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      **Signature of Reporting Person                             Date


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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